Exhibit 5.1

March 5, 2024

Akanda Corp.
1a, 1b Learoyd Road

New Romney, TN28 8XU

United Kingdom

Dear Sirs/Mesdames:

Re:	Akanda Corp.

We have acted as Canadian counsel to Akanda Corp. (the “Corporation”), a corporation existing under the laws of the Province of Ontario, in connection with the issuance and sale in a registered direct offering (the “Offering”) of: (i) 367,870 common shares in the capital of the Corporation (the “Common Shares” and, such number of Common Shares issued and sold in the Offering, the “Offered Shares”); and (ii) 373,002 pre-funded Common Share purchase warrants (the “Warrants” and, such number of Warrants issued and sold in the Offering, the “Offered Warrants”) to purchase 373,002 Common Shares (the “Warrant Shares” and, together with the Common Shares, the “Securities”), as contemplated by a certain security purchase agreement, dated as of March 4, 2024 (the “Purchase Agreement”), between the Corporation and each purchaser of Offered Shares and Offered Warrants, as the case may be, under the Offering. The Offered Shares and Offered Warrants are collectively referred to as the “Offered Securities”.

EXAMINATION OF DOCUMENTS

In giving the opinion expressed below, as Canadian counsel for the Corporation, we have examined executed copies of the registration statement of the Corporation on Form F-3 (Registration No. 333-276577) filed with the United States Securities and Exchange Commission (the “Commission”) on January 18, 2024 pursuant to the provisions of the United States Securities Act of 1933, as amended (the “Act”), relating to the registration of securities to be issued from time to time by the Corporation, which was declared effective by the SEC on January 29, 2024 (such registration statement, including the information deemed to be a part thereof at the time of effectiveness, and also including the exhibits and schedules thereto, taken together, is hereinafter referred to as the “Registration Statement”), the base prospectus included in the Registration Statement and the prospectus supplement dated March 5, 2024 as filed with the Commission (such base prospectus and such prospectus supplement, collectively, the “Prospectus”).

This opinion is being provided at the request of the Corporation.

For the purposes of the opinion expressed below, we have considered questions of law, made the investigations, and examined originals or copies, certified or otherwise identified to our satisfaction, of the certificates of public officials and other certificates, documents and records, that we considered necessary or relevant, including:

(a)	the Purchase Agreement;

(b)	the form of certificate representing the Offered Warrants (the “Warrant Certificate”, and together with the Purchase Agreement, the “Agreements”);

(c)	a certificate of status in respect of the Corporation issued by the Ontario Ministry of Public and Business Service Delivery (formerly the Ministry of Government and Consumer Services) (Ontario) on March 5, 2024 (the “Certificate of Status”); and

(d)	as to certain matters of fact relevant to the opinion expressed below, a certificate of an officer of the Corporation dated the date of this opinion addressed to Gowling WLG (Canada) LLP, including a certified copy of:

(i)	the articles and by-laws of the Corporation (collectively, the “Constating Documents”); and

(ii)	resolutions of the board of directors of the Corporation authorizing, among other things, the Registration Statement (including the Prospectus), the Agreements and the creation, issue and sale of the Offered Securities.

We have not reviewed the minute books or, except as described above, any other corporate records of the Corporation.

ASSUMPTIONS AND RELIANCES

We have relied exclusively upon the certificates, documents and records we examined with respect to the accuracy of the factual matters contained in them and we have not performed any independent investigation or verification of those factual matters. We have assumed those factual matters were accurate on the date given and continue to be accurate as of the date of this opinion.

For the purposes of the opinion expressed below, we have assumed, without independent investigation or inquiry, that:

1.	with respect to all documents examined by us, the signatures are genuine, the individuals signing those documents had legal capacity at the time of signing, all documents submitted to us as originals are authentic, and all documents submitted to us as copies conform to the authentic original documents;

2.	the indices and records in all filing systems maintained in all public offices where we have searched or inquired or have caused searches or inquiries to be conducted are accurate and current, and all certificates and information issued or provided under those searches or inquiries are and remain accurate and complete;

3.	none of the Agreements has been modified in any manner, whether by written or oral agreement or by conduct of the parties to them or otherwise;

4.	all information contained in all documents reviewed by us is true and correct; and

5.	there is no foreign law that would affect the opinion expressed herein.

We also have assumed the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

We have also assumed that at all relevant times:

1.	the Corporation has the corporate power and capacity to authorize the terms of the Offering and related matters;

2.	the terms of the Offering and related matters do not and will not conflict with and do not and will not result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will conflict with or result in a breach of or default under any of the terms or conditions of any resolutions of the board of directors or shareholders of the Corporation, any agreement or obligation of the Corporation, or applicable law;

3.	the Corporation has the corporate power and capacity to execute and deliver, and perform its obligations under the terms and conditions of the Agreements;

4.	the Corporation has taken all necessary corporate action to authorize the execution and delivery by the Corporation of the Agreements and the performance of its obligations under the terms and conditions thereof;

5.	each of the Agreements (i) has been duly authorized, executed and delivered by all parties thereto and such parties have the capacity to do so; (ii) constitutes a legal, valid and binding obligation of all parties thereto; and (iii) is enforceable in accordance with its terms against all parties thereto;

6.	the execution and delivery of the Agreements and the performance by the Corporation of its obligations under the terms and conditions thereunder do not and will not conflict with and do not and will not result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will conflict with or result in a breach of or default under any of the terms or conditions of any resolutions of the board of directors or shareholders of the Corporation, any agreement or obligation of the Corporation, or applicable law;

7.	the Corporation has the corporate power and capacity to authorize, create, authenticate, issue, sell and deliver the Securities and to perform its obligations under the terms and conditions of the Securities;

8.	the Corporation has taken all necessary corporate action to authenticate and deliver the Securities and to perform its obligations under the terms and conditions of the Securities, and all of the terms and conditions relevant to the issuance, sale and delivery of the Securities in the applicable Agreement have been complied with, including any other person signing or authenticating the Securities, as applicable;

9.	the authentication and delivery of the Securities and the performance by the Corporation of its obligations under the terms and conditions of the Securities do not and will not conflict with and do not and will not result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will conflict with or result in a breach of or default under any of the terms or conditions of any resolutions of the board of directors or shareholders of the Corporation, any agreement or obligation of the Corporation, or applicable law;

10.	the effectiveness of the Registration Statement, and any amendments thereto (including post-effective amendments), will not have been terminated or rescinded;

11.	the Securities are being distributed to purchasers outside Canada under the Offering and such distribution does not constitute part of a plan or scheme to avoid the prospectus requirements in connection with a distribution to a person or company in Canada;

12.	the Securities are being offered and sold in compliance with applicable United States federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus supplement filed in the United States; and

13.	no order, ruling or decision of any court or regulatory or administrative body is in effect at any relevant time that restricts the issuance of the Securities or the Offering.

Where our opinion expressed herein refers to any of the Securities having been issued as “fully paid and non-assessable”, such opinion assumes that all required consideration (in whatever form) has been paid for such Securities. No opinion is expressed as to the adequacy of any consideration received.

In expressing the opinion in paragraph 1, we have relied exclusively upon the Certificate of Status.

LAWS ADDRESSED

We are solicitors qualified to express opinions only with respect to the laws of the Province of Ontario and the opinion expressed herein relates only to the laws of the Province of Ontario and the federal laws of Canada applicable therein as in effect on the date hereof.

OPINION

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Corporation is incorporated and existing under the Business Corporations Act (Ontario).

2.	The Corporation has taken all necessary corporate action to authorize the issue and sale of the Offered Shares and, upon payment for them, the Offered Shares will be validly issued as fully paid and non-assessable Common Shares in the capital of the Corporation.

3.	The Corporation has taken all necessary corporate action to authorize the creation, issue and sale of the Offered Warrants and, upon payment for them, the Offered Warrants will be validly created and issued.

4.	The Corporation has taken all necessary corporate action to authorize the issue of the Warrant Shares and, upon the exercise of the Offered Warrants in accordance with the terms of the Warrant Certificate (including payment of the exercise price for the Warrant Shares), the Warrant Shares will be validly issued as fully paid and non-assessable Common Shares in the capital of the Corporation.

QUALIFICATIONS AND LIMITATIONS

1.	The legality, validity, binding effect and enforceability of the Agreements are subject to, and may be limited by, applicable bankruptcy, insolvency, reorganization, arrangement, winding-up, liquidation, moratorium, preference and other similar laws of general application affecting the enforcement of creditors’ rights generally.

2.	The enforceability of the obligations of the Corporation under the Agreements is subject to, and may be limited by, general equitable and legal principles, including those relating to the conduct of parties such as reasonableness and good faith in the performance of contracts, and to the principle that equitable remedies such as injunctive relief and specific performance are only available in the discretion of the court.

RELIANCE

This opinion is solely for the benefit of its addressee in connection with the filing of the Registration Statement and Prospectus with the Commission and is not to be transmitted to any other person, nor is it to be relied upon in any manner by any other person. This opinion may not otherwise be disclosed, quoted, filed with a government agency or referred to without our prior express consent.

Our opinion is given as of the date of this opinion letter. Among other things, our opinion does not take into account any circumstance (including changes in law or facts or the conduct of any of the relevant parties) that may occur after that date. We assume no obligation to update or supplement the opinion set forth herein to reflect any changes of law or fact that may occur.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Corporation’s Current Report on Form 6-K to be filed with the Commission on March 5, 2024 which will be incorporated by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required by the Act or the rules and regulations promulgated thereunder.

Yours truly,

/s/ Gowling WLG (Canada) LLP

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